Exhibit 10.1

National CineMedia, Inc.

Executive Officer

2007 Performance Bonus Plan

National CineMedia, Inc. (“NCM”)

Executive Officer

2007 Performance Bonus Plan (the “Plan”)

Objective:

The purpose of the NCM Executive Officer 2007 Performance Bonus Plan is to create a financial incentive for executives to: (i) meet or exceed certain key internal financial performance metric targets (Budgets) of NCM, including annual EBITDA (Earnings before Interest Taxes, Depreciation and Amortization) and Free Cash Flow (EBITDA less Capital Expenditures), (ii) meet certain financial and non-financial operational goals specific to their departments, (iii) to work together with other NCM departments and business lines and (iv) to continue to build strong working relationships with the management teams of the Founding Members (REG, AMC and Cinemark) and Network Affiliates. By achieving these four objectives NCM’s external financial goals will be met and NCM’s market valuation multiple and equity valuation will be maximized.

Program Structure:

Eligibility

All NCM executive officers, who are employed by NCM during 2007 and as of the date of the annual bonus payment will be eligible to participate in the Plan (“Eligible Employee”). For purposes of clarity, no employee will be eligible for a bonus if they are not employed by NCM on the date the bonus payments are made. The annual bonus payment will be made as soon as practical after the annual audit report is received from NCM’s external auditors.

Performance Bonus Calculation

Each Eligible Employee will have a Performance Bonus Potential based on a specified percentage of their annual base compensation at the end of the year for which a bonus is being paid. Such amount will be pro rated for the length of time such Eligible Employee is employed during the year.

As set forth below, this Performance Bonus Potential will vary depending on the Eligible Employee’s title, business unit and level of responsibility. Approximately 75% of this Performance Bonus Potential will be based on financial criteria (“Financial Bonus”), while 25% will be based on non-financial criteria (“Non-Financial Discretionary Bonus”). The Non-Financial Discretionary Bonuses and related payments will be entirely at the discretion of the NCM Compensation Committee and can be based on any financial or non-financial measure that the Compensation Committee deems appropriate.

The financial criteria used in determining the Financial Bonus will vary by executive officer and will be based on the Board approved operating budgets as follows:

Corporate Personnel - The Financial Bonus will be measured on the NCM EBITDA and NCM Free Cash Flow (“FCF”) performance versus budget. The Financial Bonus will be weighted from 90% to 100% of total Potential as specific targets vary from 90% to 100% of budget, with no Financial Bonus payable should NCM EBITDA be less than 90% of budget.

National advertising - The Financial Bonus will be based on the total national advertising revenue versus budget. As set forth in more detail below and on the attached summaries, the Financial Bonus of the national advertising sales personnel will vary from 80% of budget to 100% of budget, with no Financial Bonus if actual national advertising sales fall below 80% of budget.

Technology Operations - The technology operations and other technology personnel will be measured on the NCM EBITDA and operating expense levels versus budget. The Financial Bonus will be weighted for all Technology operations employees from 90% to 100% of total Potential as specific targets vary from 90% to 100% of budget, with no Financial Bonus payable should NCM EBITDA be less than 90% of budget.

The financial targets used for all Financial Bonus calculation purposes will be reviewed by the Compensation Committee at the end of each year and revenue budgets may be decreased (but not increased) and expense budgets may be increased (but not decreased) to reflect factors that are outside of the control of the NCM management. For example, these factors may include, but are not limited to decreases in theater industry attendance that result in revenue “make goods”.

In addition to the Performance Bonus discussed above, all executive officers who are not already participating in the Advertising Sales Division related “stretch” plans noted below (“Eligible Executives”) will be eligible for a “Stretch Bonus”. The Stretch Bonus will be considered by the Compensation Committee if NCM exceeds its EBITDA Budget and it will be incremental to the Performance Bonus discussed above. The amount of Stretch Bonus will be equal to: (i) the Eligible Executive’s Performance Bonus paid, times (ii) 50%, times (iii) the percentage that actual EBITDA is in excess of Budget (capped at 10%) divided by 10% as follows. For example if the Bonus Potential was $100,000, EBITDA budget was $180 million, actual results were $185, the Stretch Bonus would be $14,000, calculated as follows: ((185-180)/180)/10% X 50% X $100,000.

Following is a summary for each NCM executive officer Bonus Potential %, Financial Goals and Non-Financial Discretionary Goals:

Corporate:

President and CEO – Per Employment Contract Bonus Potential of 100% of Base Salary based on the following criteria:

•	50% of Bonus Potential tied to NCM meeting its EBITDA budget.

•	25% of Bonus Potential tied to NCM meeting its Free Cash Flow (EBITDA less Capital Expenditures) budget.

•	25% of Bonus Potential at the discretion of the NCM Compensation Committee, based on various non-financial measures, including but not limited to:

–	The completion of the NCM IPO and related transactions,

–	The expansion of the NCM Network,

–	The development of accretive new complementary business opportunities that leverage NCM’s sales force, technology and other infrastructure, and

–	Working effectively and building a strong relationship with the Founding Member CEOs and other senior management and staff.

EVP /CFO – Bonus Potential of 75% of Base Salary based on the following criteria:

•	50% of Bonus Potential tied to NCM meeting its EBITDA budget.

•	25% of Bonus Potential tied to NCM meeting its annual Free Cash Flow budget.

•	25% of Bonus Potential at the discretion of the CEO and Compensation Committee, including but not limited to the completion of the following various non-financial measures:

–	The completion of the IPO SEC documentation (S-1), bank debt and other documentation and the successful closing of the IPO and bank debt transactions.

–	Establishment of an effective investor relations department/function and the successful management of investor/analysts expectation to ensure market EBITDA and earnings consensus targets are met.

–	Support the CEO with respect to business development initiatives.

–	Working with the IT and other operational departments, ensure that effective management reporting systems are implemented, including those related to advertising inventory management, control and reporting.

–	Meeting the G&A spending budgets for the department.

–	Working effectively and building a strong relationship with the Founding Member CFOs and other senior management and staff.

EVP, Legal, HR & Corporate Administration – Bonus Potential of 50% of Base Salary

•	50% of Bonus Potential tied to NCM meeting its EBITDA budget.

•	25% of Bonus Potential tied to NCM meeting its Free Cash Flow budget.

•	25% of Bonus Potential at the discretion of the CEO and Compensation Committee, including but not limited to the completion of the following various non-financial measures:

–	The completion of the IPO SEC documentation (S-1), bank debt and other documentation and the successful closing of the IPO and bank debt transactions.

–	Support the CEO and CFO with respect to business development initiatives.

–	Effectively manage outside counsel, with a focus on reducing fees paid.

–	Meeting the G&A spending budgets for the department and for the Denver office administration.

–	Working effectively and building a strong relationship with the Founding Member GCs and other senior management and staff.

Advertising Sales and Marketing

President Advertising Sales and Marketing – Bonus Potential as set forth in Employment Contract as follows:

•	Various percentages of Base Salary (25% to 80%) based on meeting various percentages of NCM advertising sales-budgets (80% to 110%) as-follows:

Revenue % of Budget	% of Base Salary
<80%	0%
>80% to 90%	35% to 55%
>90% to 100%	55% to 75%
>100% to 110%	75% to 80%
>110%	80% Cap

Any expenditure in excess of the G & A, marketing and research expense budgets on an aggregate basis will be deducted from the actual sales for purposes of the comparison to the sales budgets. Also the President of the Advertising Division will not be included in the executive Stretch Bonus Pool previously discussed as the grid above already contains a “stretch” component.

•	25% of Base Salary at the discretion of the CEO and the NCM Compensation Committee, including but not limited to the completion of the following various non-financial measures:

–	Working effectively and building a strong relationship with all Founding Members and Network Affiliates.

–	The development of integrated marketing products that effectively bundle various combinations of NCM’s marketing offerings (on-screen, LEN lobby promotions, concession promotions) into a new type of “product” that differentiates NCM from its competitors.

–	Support the CEO and CFO in the development of new complementary marketing platforms, including retail plasma screen networks and a web-based strategy.

–	The successful launch of the Tribute Magazine and Tribute website (if Tribute US raises the required capital).

–	The successful launch of a new Universal Ticket through the creation of a new business or a joint venture with companies that currently provide the service to exhibitors.

–	Expanding the use of and revenue from sponsorships for events created by NCM’s Digital Programming division.

–	Continue to expand Advertising Sales and Marketing EVP’s client and agency relationship base and client/agency calling responsibilities and improve his overall sales skills to better allocate work loads and allow more time for strategic planning and business development,

–	Meeting the G&A and Capital Expenditure spending budgets for the department.

Operations and Network Technology Development and Management

Chief Operations and Technology Officer – Bonus Potential of 75% of Base Salary based on the following criteria:

•	50% of Bonus Potential tied to NCM meeting its EBITDA budget.

•

10% of Bonus Potential tied to the Technology and Operations divisions meeting their aggregate annual operating expenditure budgets and capital expenditure budgets, including any capitalized overhead related to software development and engineering.

•	15% of Bonus Potential tied to the CineMeetings and Digital Programming division meeting its aggregate EBITDA budget.

•	25% of Bonus Potential at the discretion of the CEO and the NCM Compensation Committee, including but not limited to the completion of the following:

–	Expansion of the Digital Content Network (DCN) in the Century circuit and in any new Founding Member theatres and other Network Affiliate that are added to the DCN on time and on budget.

–	The expansion of the High Definition Live Cinema Broadcast Network (CBN) in the Founding Member, Network Affiliate and other theatre circuits (Carmike).

–	Finalize and implement a Digital Cinema integration plan, including the conversion of NCM’s media lab and other systems to a 1080P platform and the completion of the Kodak agreement and successful implementation of the Kodak TMS with the NCM advertising integration “plug-in” capability.

–	Provide the Founding Members with a high level of service as required by the Digital Cinema Services Agreement (provided that such agreement is established).

–	Manage the advertising play (on-screen) percentage for the overall DCN (includes Regal, AMC and Cinemark) to a 97% or better efficiency level and manage the Digital Programming and CineMeetings event content distribution percentage to a 99% or better efficiency level. It is understood that NCM has no control over the purchase of equipment spares and thus, the playback percentage could be adversely affected if the circuits do not maintain adequate spares inventory. It is also expressly understood that the NCM operations group has less control over the playback with-in the AMC theatres, and thus the play back rate could be adversely affected by an act (or non-act) of AMC technology or personnel. These facts will be taken into consideration in determining final performance metrics against the targets. That being said, the NCM operations should work closely with the Founding Member senior executives to ensure that adequate inventories are maintained and other operating procedures are in place in order to maximize the play-back percentage.

–	Create new profitable CineMeetings and Digital Programming events business opportunities, including the expansion of the NCM Network Affiliates that accept NCM programming.

–	Create a closer and effective relationship with the Founding Member and Network Affiliate technology groups and other senior management and staff.